DELTIC	Exhibit 99.1
Timber
Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Matthew Hegi	Clefton D. Vaughan
February 2, 2005		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

Deltic Announces Fourth Quarter and Year of 2004 Results

EL DORADO, AR — Deltic Timber Corporation’s President and Chief Executive Officer, Ray C. Dillon, announced today that net income for the fourth quarter and year of 2004 totaled $3.5 million, $.28 a share and $11.7 million, $.96 a share, respectively. Results for the year of 2004 are a 35 percent increase in net income from $8.7 million, $.73 a share, for the twelve months ended December 31, 2003. The quarterly results represent a decrease of $1.2 million when compared to $4.7 million, $.40 a share, a year ago and resulted primarily from lower pine sawtimber harvest and a fourth quarter 2003 sale of higher and better use timberland, partially offset by a reduction in general and administrative expenses and improvements at Del-Tin Fiber. For the year of 2004, net cash provided by operating activities was $43 million, a decrease of $2 million when compared to the prior year. Net cash provided by operating activities was $8.8 million for the fourth quarter of 2004, a decrease of $9.7 million when compared to a year ago.

Commenting on the results, Mr. Dillon stated, “I am pleased to report that each of Deltic’s three operating segments reported positive financial results for all four quarters of 2004. Although the financial results for the fourth quarter were lower than the same period of 2003, which benefited from the sale of a choice tract of higher and better use timberland, the current quarter served as an appropriate ‘capstone’ to a worthy year in which Deltic had record net sales of $142 million. During the year of 2004, the Company marked a significant recovery for its manufacturing operations. Our Mills segment reported a net operating profit of $7.5 million for the year, a $12.4 million improvement when compared to a loss of $4.9 million in 2003. Del-Tin experienced multiple milestone events during 2004, the most notable of which was the joint venture’s first-ever profitable year. Our Woodlands operations continued its steady contributions to earnings, and demand for our real estate products remains robust, as evidenced by a new record of 290 residential lot closings in 2004. Cash flows generated by the Company were used to fund Deltic’s ongoing capital program and to lower long-term debt by just under $30 million since the beginning of 2004. As we enter 2005, we anticipate Deltic’s operations will build on the momentum experienced in 2004, with our focus remaining on the growth of the Company’s core forest products operations, and a continued commitment to achieving higher efficiencies and lower cost production within our manufacturing activities.”

The Woodlands segment earned $4.7 million in the fourth quarter of 2004 compared to $9.6 million for the same period of 2003. The Company’s pine sawtimber harvest decreased from 167,674 tons in the prior-year quarter to 125,605 tons in 2004’s fourth quarter. Average pine sawtimber price was $42 per ton for the current quarter versus $40 per ton a year ago. Sales of timberland during the fourth quarter of 2004 totaled approximately 393 acres at a gain of $.5 million compared to sales of 966 acres of timberland at a $4.1 million gain for the corresponding quarter of 2003.

Despite the impact of wet weather conditions on logging activities, Deltic’s Mills segment reported income of $.5 million for the fourth quarter of 2004, which compares to break-even operating results for the corresponding quarter of 2003. Finished lumber sales price increased 6 percent, or $21 per thousand board feet, to $352. Lumber sales volume rose 2.9 million board feet to 54.8 million in 2004’s fourth quarter.

The Company’s Real Estate segment’s earnings of $3.6 million in the current quarter were unchanged when compared to the fourth quarter of 2003. Results for 2004 included a sale of 2.17 acres of commercial property averaging $295,500 per acre, while 19.17 commercial acres were sold for $146,600 per acre during the prior year’s fourth quarter. Residential lot sales increased from 61 lots to 100, while the average lot price decreased slightly to $86,400.

Corporate operating expense was $2.5 million for 2004’s fourth quarter, which compares to $3.4 million for the corresponding period of 2003. The decrease was a result of lower general and administrative expenses.

Deltic’s equity in Del-Tin Fiber was a loss of $.1 million for the fourth quarter of 2004, due primarily to a scheduled plant maintenance shut down, an improvement of $.6 million from a loss of $.7 million for the prior-year quarter. For the year, Del-Tin earned $1 million compared to a loss of $9.8 million for 2003. Net cash advances required from Deltic by the 50 percent-owned medium density fiberboard joint venture were $.2 million for the year 2004 compared to $9 million for 2003.

Compared to 2003, interest expense for the fourth quarter decreased $.4 million to $1.4 million due primarily to the decrease in long-term debt. Income tax expense decreased $.7 million, to $1.9 million, due to the decrease in pretax income. Capital expenditures were $7.7 million for 2004’s fourth quarter and $24.2 million for the year of 2004. For the corresponding periods of 2003, capital expenditures totaled $6.4 million and $27.2 million, respectively.

For the year of 2004, the pine sawtimber harvest level was 578,224 tons, a 6 percent decrease when compared to 614,477 for 2003. Average pine sawtimber price for the year was unchanged at $40 per ton. Timberland sales totaled 1,150 acres at an average price of $1,200 per acre in 2004 compared to 4,130 acres for $2,000 per acre for the year of 2003. Sales of finished lumber were up four percent, from 220.3 million board feet in 2003 to 229.4 million in 2004. Finished lumber sales price increased $55 per thousand board feet to $365 for 2004. Residential lot sales for the current year totaled 290 lots at an average price of $72,900 per lot versus 2003’s sales of 196 lots at $77,600 per lot. During 2004, 4.2 acres of commercial property were sold for $226,200 per acre, while approximately 72 acres were sold for $175,000 per acre in 2003.

Regarding the outlook for the first quarter and year of 2005, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 135,000 to 140,000 tons and 550,000 to 575,000 tons, respectively. Sales of timberland identified to be non-strategic or to have a higher and better use are anticipated to be 300 to 500 acres for the year. Finished lumber production and sales volumes are estimated at 60 to 65 million board feet for the first quarter and 250 to 275 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 20 to 30 lots and 300 to 330 lots for the first quarter and year of 2004, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 3, 2005, at 2:00 p.m. Central Time to discuss fourth quarter and year of 2004 earnings. Interested parties may participate in the call by dialing 1-888-569-5033. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, February 17, by dialing 1-888-203-1112 and referencing replay passcode identification number 8240575.

Summary financial data and operating statistics for the fourth quarter and year of 2004 with comparisons to 2003 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$7.2	4.7	12.7	9.6
Mills	23.0	0.5	19.8	—
Real Estate	10.9	3.6	9.9	3.6
Corporate	—	(2.5)	—	(3.4)
Eliminations	(4.2)	0.4	(5.6)	(0.2)

Total net sales/operating income	$36.9	6.7	36.8	9.6

	Twelve Months Ended December 31, 2004		Twelve Months Ended December 31, 2003
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$31.0	19.6	38.2	24.8
Mills	98.0	7.5	79.1	(4.9)
Real Estate	31.1	8.0	33.8	13.1
Corporate	—	(11.6)	—	(8.4)
Eliminations	(18.1)	0.5	(16.2)	—

Total net sales/operating income	$142.0	24.0	134.9	24.6

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net sales	$36,954	36,796	142,017	134,915

Costs and expenses
Cost of sales	24,807	20,259	94,331	87,596
Depreciation, amortization, and cost of fee timber harvested	2,801	3,220	11,188	13,345
General and administrative expenses	2,622	3,648	12,475	9,334

Total costs and expenses	30,230	27,127	117,994	110,275

Operating income	6,724	9,669	24,023	24,640

Equity in Del-Tin Fiber	(84)	(739)	366	(4,729)
Interest income	117	126	438	476
Interest and other debt expense	(1,396)	(1,716)	(5,982)	(6,861)
Other income/(expense)	52	(1)	44	161

Income/(loss) before income taxes	5,413	7,339	18,889	13,687

Income taxes	(1,963)	(2,601)	(7,232)	(4,984)

Net income/(loss)	$3,450	4,738	11,657	8,703

Earnings per common share
Basic	$0.28	0.40	0.96	0.73
Assuming dilution	$0.28	0.39	0.96	0.73

Dividends per common share	$0.0625	0.0625	0.2500	0.2500

Average common shares outstanding (thousands)	12,199	11,968	12,122	11,924

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Dec. 31, 2004	Dec. 31, 2003

Working capital	$5,844	7,134
Total assets	308,987	314,310
Long-term debt	85,724	115,056
Stockholders' equity	185,419	170,234

OTHER DATA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Capital expenditures - thousands of dollars
Woodlands	$91	595	6,686	12,408
Mills	1,909	906	4,797	3,405
Real Estate	5,640	4,872	12,519	11,198
Corporate	7	22	165	211

Total	$7,647	6,395	24,167	27,222

Net cash provided by operating activities	$8,778	18,452	43,015	44,992

Woodlands
Pine sawtimber harvested from fee lands - tons	125,605	167,674	578,224	614,477
Pine sawtimber price - per ton	$42	40	40	40

Timberland sales - acres	393.39	966.08	1,150.03	4,130.46
Timberland sales price - per acre	$1,400	4,700	1,200	2,000

Mills
Finished lumber sales - thousands of board feet	54,836	51,920	229,407	220,328
Finished lumber price - per thousand board feet	$352	331	365	310

Real Estate
Residential
Lots sold	100	61	290	196
Average sales price - per lot	$86,400	87,600	72,900	77,600

Commercial
Acres sold	2.17	19.17	4.20	71.79
Average sales price - per acre	$295,500	146,600	226,200	175,000